EXHIBIT 10.2

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 24th day of October, 1997 BETWEEN:

(1) WALSH INTERNATIONAL INC. (the "Company") whose registered office is at 1209 Orange Street, Wilmington, Delaware 19801; and

(2) ROBERT MANDER (the "Executive") of 75 Ettl Circle, Princeton, New Jersey 08540.

         WHEREAS, the Company and the Executive have entered into an Employment Agreement dated as of the 1st day of March, 1996 (the "Original Employment Agreement"); and

         WHEREAS, the Company and the Executive now wish to amend and restate the terms of the Original Employment Agreement as set forth hereinbelow;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein set forth, the parties hereto do hereby amend and restate the Original Employment Agreement, effective as of the date first above written, to read in its entirety as follows:

1.       COMMENCEMENT AND TERM

1.1 The Company shall employ the Executive upon and subject to the terms and conditions set forth in this Agreement.

1.2 The Executive's employment began on 20th April 1973 and the Executive's period of continuous employment for all relevant purposes began on 20th April 1973.

1.3 The employment of the Executive shall (subject to the provisions of Clause 11) be for an indefinite term.

2.       OBLIGATIONS DURING EMPLOYMENT

2.1      The Executive shall during the continuance of his employment:

2.1.1 serve the Company to the best of his ability in the capacity of President and Chief Operating Officer; and
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2.1.2    faithfully and diligently  perform such duties and exercise such powers consistent with such office, subject to the direction and supervision of the Chief Executive Officer and the Board of Directors; and

2.1.3 if and so long as the Chief Executive Officer so directs, perform and exercise the said duties and powers on behalf of any Associated Company and act as a director or other officer of any Associated Company; and

2.1.4 do all in his power to protect, promote, develop, and extend the business interests and reputation of the Group; and

2.1.5 at all times and in all respects conform to and comply with the lawful and reasonable directions of the Chief Executive Officer or the Board of Directors including all authority levels and procedures from time to time specified by the Chief Executive Officer or the Board of Directors; and

2.1.6 promptly give to the Chief Executive Officer or the Board of Directors (in writing if so requested) all such information, explanations and assistance as he or it may require in connection with the business and affairs of the Company and any Associated Company; and

2.1.7 unless prevented by sickness, injury or other incapacity or as otherwise agreed by the Chief Executive Officer or the Board of Directors, devote the whole of his time, attention and abilities during his hours of work (which shall be normal business hours and such additional hours as may be necessary for the proper performance of his duties) to the performance of his duties and the business and affairs of the Company and any Associated Company for which he is required to perform duties; and

2.1.8 at such times as the Chief Executive Officer or the Board of Directors may reasonably request and at the expense of the Company undergo a medical examination by a doctor of the Company's choice.

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3.       REMUNERATION

3.1 The Company shall pay to the Executive during the continuance of his employment a salary (which shall accrue from day to day) at the rate of $235,000 per annum. The salary shall be payable in equal monthly or semi-monthly installments in arrears or as otherwise determined by the Company on a company-wide basis.

3.2 As further remuneration the Executive shall be entitled to an annual bonus based upon the achievement of performance criteria established by the Chief Executive Officer or the Board of Directors. The amount of the bonus for the achievement of 100% of targeted performance will not be less than 40% of the Executive's then annual salary.

3.3 The salary and bonus shall be reviewed from time to time and the rates thereof may be increased by the Company with effect from any such review date.

3.4 Notwithstanding anything to the contrary contained in the terms of any stock option granted to the Executive under the Stock Option Plan, all stock options granted to the Executive by the Company shall vest and become fully exercisable upon the occurrence of a Change in Control, as defined herein.

4.       INSURANCE, PENSION PLAN AND OTHER BENEFITS

4.1 The Executive shall be entitled to participate in any Benefit Plans (including any medical expense insurance and permanent health and accident insurance and travel insurance plans) of the Company enjoyed by or made available to other senior executive officers of the Company to the extent that the Executive qualifies under the eligibility provisions of any such plan, as presently in effect or as they may be modified from time to time.

5.       COMPANY CAR

5.1 The Company shall provide the Executive with a car of such make and model as the Company shall decide is suitable for him and compatible with his status in the Company

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         for his sole use during the continuance of his employment in respect of which the Company shall pay or reimburse the Executive all standing and running costs including the cost of fuel consumed by the car in the course of private journeys undertaken by the Executive. Alternatively, the Executive may opt for the Company's cash alternative scheme.

5.2 The Company shall replace the car with another of an equivalent make and model/value not more than once every three years (subject to modification of the replacement period from time to time as determined by the Company).

5.3 The Executive shall at all times and in all respects conform to and comply with any policy which may from time to time be made by the Company in relation to cars provided by it for the use of its employees, and without limiting the foregoing, the Executive:

5.3.1 shall ensure that at all times when the car is driven on a public highway it is in the state and condition, and has all necessary registrations and certificates, required under applicable law and regulations; and

5.3.2 shall at all times be the holder of a current driving license entitling him to drive motor cars in the jurisdiction(s) where he lives and works and shall produce it to the Company upon request.

5.4 For the avoidance of doubt, the Company shall be entitled at its absolute discretion to withdraw its permission for the Executive to operate the car provided pursuant to this Clause if the Executive is disqualified from holding a valid current driving license.

5.5 For all purposes connected with or relating to the employment of the Executive, the benefit of the private use of the car(s) provided pursuant to this Agreement shall be calculated in accordance with the applicable IRS or Inland Revenue scales in force from time to time.

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6.       EXPENSES

6.1 The Company shall during the continuance of his employment reimburse the Executive in respect of all reasonable and appropriate travel, accommodation, entertainment and other similar out-of-pocket expenses actually incurred or expended by him in the performance of his duties hereunder.

6.2 Except where specified to the contrary all expenses shall be reimbursed on a monthly basis subject to the Executive providing appropriate authorized evidence (including receipts, invoices, tickets and/or vouchers as may be appropriate) of the expenditure in respect of which he claims reimbursement.

6.3 So long as the Executive does not relocate to England, the Company shall pay to the Executive any applicable housing and cost-of-living allowances in accordance with Company policy for any overseas assignment. In the event that (x) the Company requests the Executive to change his regular work location to an office of the Company or an
         Associated Company located in England in accordance with Clause 2.1.9 hereof or (y) the Executive's employment by the Company is terminated for any reason (except by the Company for Cause) and the Executive relocates his principal place of work or residence to England within one year of the effective date of such termination, the Company shall pay and/or reimburse expenses incurred by the Executive in connection with such relocation to England in accordance with its policies regarding relocations for overseas assignments as then in effect;
         provided, however, that if the Company's policies regarding reimbursement of relocation expenses for overseas assignments as in effect on the date hereof are, taken as a whole, more favorable to the Executive than those in effect at the time of such relocation, the policies in effect on the date hereof shall apply.

7.       HOLIDAYS

7.1 The Executive shall (in addition to the usual public and bank holidays) be entitled during the continuance of his employment to 30 working days' paid holiday in each holiday year of the Company, which shall be the calendar year.

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7.2      The Executive  shall not be entitled to carry forward any of his annual holiday entitlement from one holiday year to the next.

8.       INCAPACITY

8.1 Subject to his complying with the Company's procedures relating to the notification and certification of periods of absence from work, the Executive shall continue to be paid his salary (inclusive of any statutory sick pay or social security benefits to which he may be entitled under applicable law) during any periods of absence from work due to sickness, injury or other incapacity up to a maximum of 26 weeks in aggregate in any period of 52 consecutive weeks.

8.2 If the Executive shall have been absent from work due to sickness, injury or other incapacity for a continuous period of 26 weeks or more then he shall receive such benefits (if any) as are available to him under the terms of the applicable plan referred to in Clause 4.1 or if no such benefits are available such sum (if any) as the Company may in its absolute discretion decide.

9.       INTELLECTUAL PROPERTY

9.1 Subject to applicable law, if at any time in the course of his employment the Executive makes or discovers or participates in the making or discovery of any Intellectual Property relating to or capable of being used in the business of the Company or any Associated Company he shall immediately disclose full details of such Intellectual Property to the Company and at the request and expense of the Company he shall do all things which may be necessary or desirable for obtaining appropriate forms of protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting all rights in the same in the Company or its nominee.

9.2 The Executive hereby irrevocably appoints the Company to be his attorney-in-fact in his name and on his behalf to sign, execute or do any instrument or thing and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this Clause, and in favor of any third party a certificate in writing signed by any director or the secretary of the Company that any instrument or act falls

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         within the  authority  conferred  by this  Clause  shall be  conclusive evidence that such is the case.

9.3 If and to the extent applicable to the Executive, the Executive hereby waives all of his moral rights (as defined in the Copyright Designs and Patents Act 1988 of the United Kingdom) and/or any similar rights under the laws of any other jurisdiction in respect of any acts of the Company or any acts of third parties done with the Company's authority in relation to any Intellectual Property which is the property of the Company by virtue of Clause 9.1.

9.4 All rights and obligations under this Clause 9 in respect of Intellectual Property made or discovered by the Executive during his employment shall continue in full and force and effect after the termination of his employment and shall be binding upon the Executive's personal representatives.

10.      CONFIDENTIALITY

10.1 Except as necessary or appropriate to the proper performance of his duties, or with the prior written consent of the Company, or as ordered by a court of competent jurisdiction, the Executive shall not at any time either during the continuance of his employment or after its termination disclose or communicate to any person or use for his own benefit or the benefit of any person other than the Company or any Associated Company any information relating to the Company or any Associated Company that is not generally known to the public ("Confidential Information") which may come to his knowledge in the course of his employment and the Executive shall during the continuance of his employment use his best endeavors to prevent the unauthorized publication or misuse of any Confidential Information provided that such restrictions shall cease to apply to any Confidential Information which may enter the public domain other than through the default of the Executive.

10.2 All notes and memoranda of any trade secret or other Confidential Information concerning the business of the Company and the Associated Companies or any of its or their suppliers, agents, distributors, clients, customers or others which shall have been

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         acquired,  received or made by the  Executive  during the course of his
         employment   shall  be  the  property  of  the  Company  and  shall  be surrendered by the Executive to someone duly authorized in that behalf at the termination of his employment or at the request of the Board of Directors at any time during the course of his employment.

11.      TERMINATION OF EMPLOYMENT

11.1 Termination by the Company Without Cause; Termination by the Executive for Good Reason. The Company may terminate the employment of the Executive at any time without Cause by giving the Executive a Notice of Termination in accordance with Clause 15.2 hereof at least 12 months prior to the effective date of such termination specified in such notice. The Executive may terminate his employment by the Company at any time for Good Reason by giving a Notice of Termination to the Company in accordance with Clause 15.2 hereof, and the effective date of such termination shall be determined in accordance with Clause 11.1.3.

11.1.1 Except as provided in Clause 11.1.2, in the event that the Executive's employment is terminated by the Company without Cause:

         (a) the Company shall vest as of the effective date of such termination all options granted to the Executive under the Stock Option Plan and allow the Executive a period of 12 months following such effective date within which to exercise such options; and

         (b) if such effective date occurs within 90 days before the end of a fiscal year, the Executive shall also be entitled to a bonus for that year under Clause 3, equal to 40% of his then annual salary (irrespective of whether performance objectives have been achieved), but prorated from the beginning of such year through such effective date, provided, however, that in the event of a termination for Good Reason pursuant to Clause 17.1.8(b), the annual salary used for computation under this Clause 11.1.l(b) shall be the one in effect prior to the reduction referred to in such Clause 17.8(b).

11.1.2 Notwithstanding the other provisions of this Clause 11.1, in the event that (x) the Company terminates the Executive's employment without Cause in anticipation of, or

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         pursuant to a Notice of Termination  delivered to the Executive  within two years after, a Change in Control, or (y) the Executive terminates his employment for Good Reason pursuant to a Notice of Termination delivered to the Company in anticipation of, or within two years after, a Change in Control:

         (a) the Company shall pay to the Executive, within 30 days after the Notice of Termination is given, a lump-sum cash amount equal to
              (i) three times the sum of (A) his then current annual salary under Clause 3 and (B) 40% of his then current annual salary under Clause 3, (representing his annual bonus for the achievement of 100% of performance objectives, irrespective of whether performance objectives have been achieved), plus (ii) a bonus for the then current year equal to 40% of his then current annual salary under Clause 3 (irrespective of whether performance objectives have been achieved), provided, however, that in the event of a termination for Good Reason pursuant to Clause 17.1.8(b), the annual salary used for computation under this Clause 11.1.2(a) shall be the one in effect prior to the reduction referred to in such Clause 17.1.8(b);

         (b) for a period of 36 months after the effective date of such termination, the Company shall provide the Executive with pension contributions, health and other insurance benefits for the Executive and his dependents under the Benefit Plans, at the respective levels of coverage in effect at the time the Notice of Termination is given, and the automobile allowance to which the Executive is then entitled hereunder (provided, however, that if the Company has provided the Executive with a car pursuant to Clause 5, the Executive shall be entitled to the amount he would then be entitled under the Company's cash alternative scheme as though he had opted for such scheme instead of a car and he shall not be entitled to the car or the use thereof), or the cash equivalents of the foregoing on a monthly basis (less the monthly payroll deduction, if any, charged to the Executive immediately prior to such effective date in respect of any such benefits);

         (c) the Company shall vest as of the time of such Change in Control all options granted to the Executive under the Stock Option Plan and allow the Executive a period ending three years after the effective date of the termination of his employment within which to exercise such options; and

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         (d)  in the event of a dispute  between the  Executive  and the Company
              with  respect  to  any  of  the  Executive's   rights  under  this
              Agreement, the Company shall reimburse the Executive for any and all legal fees and disbursements incurred by him in connection
              with   enforcing   such   rights,   at  the  time  such  fees  and
              disbursements are incurred (but in no event more frequently than monthly); provided, however, that if the Executive's claim is found by a court of competent jurisdiction to have been frivolous, the Executive shall reimburse the Company for all amounts paid by the Company pursuant to this Clause 11.1.2(d).

11.1.3 Except as provided in Clause 11.1.2, in the event that the Executive terminates his employment for Good Reason, he shall have the rights and receive the benefits to which he would be entitled if the Company had terminated his employment without Cause by delivering a Notice of Termination under Section 11.1.1 on the day on which the Executive delivered his Notice of Termination pursuant to Clause 11.1.1 (the "Company Reference Termination"). The effective date of the Executive's termination of his employment pursuant to this Clause 11.1 shall be the date that would have been the effective date of the Company Reference Termination.

11.2 Termination by the Company for Cause; Termination by the Executive Without Good Reason. The Company may at any time terminate the Executive's employment for Cause by giving the Executive a Notice of Termination in accordance with Clause 15.2 and, if applicable, after complying with Clause 17.1.5 hereof. The Executive may at any time terminate his employment with the Company without Good Reason by giving a Notice of Termination to the Company in accordance with Clause 15.2 hereof at least six months prior to the effective date of such termination specified in such notice. In the event of a termination by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive any unpaid amount of his then current salary through the effective date of such termination, as well as any other benefits which shall have vested and become payable to him under the Benefit Plans as of such effective date.

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11.3     Retirement.   The   employment   of  the  Executive   shall   terminate
         automatically   upon  his   Retirement.   "Retirement"   shall  mean  a
         termination of the Executive's employment initiated by the Executive, other than for Good Reason, whereby the Executive is entitled to receive an immediately payable benefit, including any applicable early retirement benefit, under any other pension or retirement plan then generally applicable to its salaried employees or under any retirement arrangement established with respect to the Executive with his prior written consent; in either case, whether or not the Executive commences to receive such benefit at the time of such termination. In the event of the termination of the Executive's employment pursuant to his Retirement, the Executive shall be entitled to any other benefits which shall have vested and become payable to him under the Benefit Plans as of the effective date of such Retirement or to which the Executive is otherwise entitled upon his Retirement under any Benefit Plan or other policy or program of the Company or any Associated Company in accordance with the respective terms of such Benefit Plan, policy or program.

11.4     Death or Disability.

11.4.1 Disability. Subject to the requirements of the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, and/or any other legislation applicable to the Executive's employment by the Company, the Company may terminate the employment of the Executive, by giving him a Notice of Termination not less than six months prior to the effective date of such termination specified in such notice, if the Executive shall have been absent from work due to sickness, injury or other incapacity for more than 183 days in the aggregate during any period of 12 consecutive months or if, in the opinion of a physician or other appropriate expert selected by the Company, the Executive is likely to be unable to perform his duties for more than 183 days in the aggregate during any period of 12 consecutive months; provided, that the Company shall withdraw such notice if during its pendency the Executive returns to full-time work and provides the Company with a certificate from a physician or other appropriate expert reasonably acceptable to the Company stating that he has fully recovered and that no recurrence of such incapacity may reasonably be anticipated, and provided further that if the Executive returns to work after a period of absence which

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         would have entitled the Company to terminate his employment the Company shall, after he has completed a period of three consecutive months at work without further absence due to such sickness, injury or other incapacity, be deemed to have waived its rights to terminate his employment based on such previous period of absence. Circumstances justifying termination of the Executive's employment by the Company pursuant to this Clause 11.4.1 are referred to herein as "Disability."

11.4.2 Death. The employment of the Executive by the Company shall terminate automatically upon his death.

11.4.3 Benefits Upon Death or Disability. In the event of a termination of employment due to the Disability or death of the Executive, he or his legal representatives shall be entitled to receive any unpaid amount of his then current salary through the effective date of such termination, as well as any other benefits which may be payable to him pursuant to Clause 8 hereof (in the case of his Disability only) or which shall have vested and become payable to him under the Benefit Plans as of such effective date or to which the Executive is otherwise entitled upon his Disability or death (as the case may be) under any Benefit Plan or other policy or program of the Company or any Associated
         Company in accordance with the respective terms of such Benefit Plan, policy or program.

11.5 Upon the termination of his employment the Executive shall be entitled to accrued holiday pay (which accrues at the rate of 2.5 days per month) calculated on a pro rata basis in respect of each completed month of service in the holiday year in which his employment terminates and the appropriate amount shall be paid in cash to the Executive provided that if the Executive shall have taken more days than his accrued entitlement the Company is hereby authorized to make an appropriate deduction from the Executive's final salary payment.

11.6 Notwithstanding the terms of Clause 2 or any other provision of this Agreement, during any period between the giving of a Notice of Termination and the effective date of termination in accordance with this Clause 11, the Company shall not be under any obligation to provide the Executive with any work and the Company may at any time

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         during such notice period without  further notice suspend the Executive and/or exclude him from all or any premises of the Company or any Associated Company, provided, however, that, throughout such notice period, the Company shall not make or give effect to any change in the terms and conditions of the Executive's employment as in effect immediately prior to the Reference Time (as defined below) that would constitute Good Reason under any of paragraphs (b) through (g) of Clause 17.1.8 (regardless of whether his employment is terminated for Good Reason), and the Executive's salary and other contractual benefits shall continue to be paid or provided by the Company in the manner in
         effect  at  the  Reference  Time.   "Reference  Time"  means  the  time
         immediately prior to (i) in the case of a termination for Good Reason, the occurrence that constitutes such Good Reason, or (ii) in all other cases, the giving of the Notice of Termination. At any time during such notice period the Executive shall at the request of the Company immediately resign from office as a Director of the Company and any Associated Company and from other office held by him in the Company or any Associated Company (but without claim to compensation other than as provided under this Agreement) and in the event of his failure to do so the Company is hereby irrevocably authorized to appoint some person in his name and on his behalf to sign and deliver such resignations to the Company.

11.7 The Executive shall have no obligation to take any action to mitigate or offset any amounts payable by the Company pursuant to this Clause 11, by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination of the Executive's employment or otherwise.

11.8 The termination of the Executive's employment for any reason whatsoever shall not operate to terminate this Agreement as an entirety or to adversely affect the respective continuing rights and obligations of the parties under Clauses 6, 9 though 12, and 14 through 18, inclusive, of this Agreement, all of which shall survive the effective date of such termination of employment in accordance with their respective terms.

11.9 The Executive acknowledges that the Company may have in effect from time to time a written severance plan or policy, which plan or policy is or may be subject to change at the discretion of the Company. The Executive shall not be entitled to any notice, payment in lieu of notice or other severance payments under such plan or policy, but if the notice period (or payment) to which the Executive would have been entitled under such plan or policy as it may then exist is greater than the notice period (or payment in lieu of such notice) to which the Executive would be entitled under this Agreement, then the notice period (and payment in lieu thereof) for termination hereunder shall be deemed to be such greater amounts.

12.      EXECUTIVE'S COVENANTS

12.1 The Executive acknowledges that during the course of his employment with the Company he will receive and have access to Confidential Information of the Company and its Associated Companies (including without limitation those matters specified in Clause 10.2 of this Agreement, as well as detailed client/customer lists and information relating to the operations and business requirements of those clients/customers) and accordingly he is willing to enter into the covenants described in Clauses 12.2 and 12.3 in order to provide the Company and its Associated Companies with what he considers to be reasonable protection for those interests.

12.2 The Executive hereby covenants with the Company that during the term of his employment he will not either directly or indirectly engage or participate in any activity competitive with or adverse to the business or interests of the Company or any of its Associated Companies.

12.3 The Executive hereby covenants with the Company that he will not for the period of 12 months after the Executive's last active day of employment without prior written consent of the Chief Executive Officer or the Board of Directors, directly or indirectly:

12.3.1 carry on or set up or be employed or engaged by or otherwise assist in or be interested in any capacity (including without limitation as a shareholder) in any line of business in competition with any line of business which is part of the Business of the Group with which the Executive has had involvement and which the Company or any Associated Company is carrying on during the 12 months preceding the Executive's last active day of employment; or

12.3.2 carry on or set up or be employed or engaged by or otherwise assist in or be interested in any capacity (including without limitation as a shareholder) a business which competes or will compete with any business of the Company or any Associated Company which is planned or contemplated at the date of the Executive's last active day of employment in any country in which the business is planned or contemplated to operate and which plans the Executive has been involved with to a material extent; or

12.3.3 in connection with the carrying on of any business which is in competition with the Business of the Group canvass, solicit or approach or cause to be canvassed or solicited or approached for orders in respect of any services provided and/or any goods sold by the Company or any Associated Company any person, firm or company who or which at the date of the Executive's last active day of employment or at any time during the period of 12 months prior to that date is a supplier, customer or client of the Company or any Associated Company and with whom or which the Executive shall have had dealings during the course of his employment; or

12.3.4 in connection with the carrying on of any business in competition with the Business of the Group do business with any person, firm or company who or which has at any time during the period of 12 months immediately preceding the date of the Executive's last active day of employment done business with the Company or any Associated Company as a supplier, customer or client or distributor or consultant and with whom or which the Executive shall have had dealings during the course of his employment; or

12.3.5 solicit, entice away or hire or endeavor to solicit or entice away from the Company or any Associated Company any person who at the date of the Executive's last active day of employment or at any time during the period of six months prior to that date is employed or engaged by the Company or any Associated Company as a head of any function, the direct report of such function head, or in any other key technical, marketing or sales position and with whom the Executive shall have had contact during the course of his employment (whether or not such person would commit a breach of his contract of employment by so doing).

12.4 The Executive hereby agrees that he will at the cost of the Company enter into a direct agreement or undertaking with any Associated Company whereby he will accept restrictions and provisions corresponding to the restrictions and provisions in Clause 12.3 above (or such of them as may be appropriate in the circumstances) in relation to such activities and such country or countries as such Associated Company may reasonably require for the protection of its legitimate business interests.

12.5     Notwithstanding  the  generality of the  covenants  contained in Clause
         12.3.1 those covenants shall apply only with respect to those countries in which the Company or any Associated Company has transacted any business during the 12 months prior to the date of Executive's last active day of employment in which the Executive has been involved, except that during the 12-month period after the Executive's last active day of employment the Executive may not be engaged or employed by or render any services to or for the benefit of Dendrite
         International or Sales Technologies or any of their respective affiliated companies wherever located, except with the prior consent of the Chief Executive Officer or the Board of Directors or as the result of a merger, consolidation, sale of stock or assets or other business combination between such entity and the Company or an Associated Company.

12.6 Nothing herein shall prohibit the Executive from holding directly or through nominees up to two percent of the outstanding stock of any publicly held and traded company solely for investment purposes.

12.7     The covenants contained in Clauses 12.3.1,  12.3.2,  12.3.3, 12.3.4 and
         12.3.5 are intended to be separate and severable and enforceable as such.

12.8     In the event of a breach of Clauses 12.3.1,  12.3.2, 12.3.3, 12.3.4, or
         12.3.5, the Executive acknowledges that in addition to any other remedies available under law to the Company and any Associated Company, the Company and any Associated Company may be entitled to an injunction enjoining the Executive or any person or persons acting for or with the Executive in any capacity whatsoever from violating any of the terms thereof.

13.      DISCIPLINARY AND GRIEVANCE PROCEDURES

13.1 For any applicable statutory purposes, there is no formal disciplinary procedure in relation to the Executive's employment. The Executive shall be expected to maintain the highest standards of integrity and behavior.

13.2 If the Executive is not satisfied with any disciplinary decision taken in relation to him he may apply in writing within 14 days of that decision to the Chief Executive Officer, whose decision shall be final.

13.3 If the Executive has any grievance in relation to his employment he may raise it in writing with the Chief Executive Officer, whose decision shall be final.

14.      ASSIGNMENT

14.1 The Company may assign its rights or delegate its performance, in whole or in part, to any of its Associated Companies; provided that any such assignment or delegation shall not affect the Executive's position with the Company. This Agreement shall be binding upon and shall inure to the benefit of the Company and any successor of the Company.

14.2 This Agreement shall be binding upon and shall inure to the benefit of Executive, his legal representatives, heirs, legatees, executors, administrators and assigns, except that Executive's obligations to perform services under this Agreement are personal and are expressly declared to be nonassignable and nontransferable by him without the consent in writing of the Company.

14.3 In the event of a Change in Control, the Company shall require the successor to the Company as the Executive's employer (whether such succession is direct or indirect, by purchase, merger, consolidation or otherwise, to all or a substantial portion of the business and/or assets of the Company) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the term "Company" shall mean the Company as hereinbefore defined and any successor to all or a substantial portion of its business and/or assets as aforesaid.

15.      NOTICES

15.1 Any notice to be given under this Agreement shall be given in writing and shall be deemed to be sufficiently served by one party on the other if it is delivered personally or is sent by facsimile transmission, overnight service or registered or recorded delivery prepaid post (air mail if overseas) addressed to either the Company's registered office for the time being or the Executive's last known address as the case may be.

15.2 Any purported termination of the Executive's employment by the Company or by the Executive shall not be effective unless communicated by written Notice of Termination to the other party hereto in accordance with Clause 15.1 above and the relevant provisions of Clause 11. A Notice of Termination shall identify the specific termination provision of this Agreement relied upon, shall specify the intended effective date of such termination (which date shall comply with the notice period requirements of the provision so identified) and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so identified.

16.      MISCELLANEOUS

16.1     Golden Parachute Tax

16.1.1 Anything in this agreement to the contrary notwithstanding, in the event that any payment by the Company to or for the benefit of the Executive, whether paid or payable pursuant to the terms of this Agreement or otherwise or any income realized upon the exercise of any options granted by the Company to the Executive (such payment or income, excluding any payment pursuant to this Clause 16.1, a "Payment") is either reasonably determined by the Company to be subject, or is subjected by the IRS (after exhaustion by the Company of its remedies described in Clause 16.1.3), to the excise tax imposed by
         Section 4999 of the Internal Revenue Code of 1986, as amended, (the

         "Code") or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive from the Company, within 15 days following the determination described in Clause 16.1.2 below, an additional payment (an "Excise Tax Adjustment Payment") in an amount such that, after payment by the Executive of all applicable U.S. federal, state and local taxes (computed at the maximum marginal rates and including any interest or penalties imposed with respect to such taxes) and the Hospital Insurance portion of FICA tax, including any Excise Tax imposed upon the Excise Tax Adjustment Payment, the Executive retains an amount of the Excise Tax Adjustment Payment equal to the Excise Tax imposed upon the Payments.

16.1.2 In the event that as the result of a position taken by the Company or the IRS, the Executive is required to make a payment of any Excise Tax, the determination of the amount of the Excise Tax Adjustment Payment shall be made by a nationally recognized accounting firm acceptable to the Executive and the Company (the "Accounting Firm"), which shall provide detailed supporting calculations to the Company and the Executive. Subject to the provisions of Clause 16.1.3 below, the amount of the Excise Tax Adjustment Payment shall be promptly paid by the Company to or for the benefit of the Executive. The determination of the Excise Tax Adjustment Payment by the Accounting Firm shall be binding upon the Company and the Executive.

16.1.3 The Executive shall notify the Company in writing of any claim by the IRS that, if successful, would require the payment by the Company of the Excise Tax Adjustment Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

         (a) give the Company any information reasonably requested by the Company relating to such claim,

         (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

         (c) cooperate with the Company in good faith in order effectively to contest such claim, and

         (d) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Clause 16.1.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which an Excise Tax

              Adjustment Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

16.1.4 If, after the receipt by the Executive of an amount advanced by the Company pursuant to Clause 16.1.3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Clause 16.1.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 16.1.3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Excise Tax Adjustment Payment required to be paid.

16.2 The Executive hereby warrants that by virtue of entering into this Agreement he will not be in breach of any express or implied terms of any court order, contract or of any other obligation legally binding upon him.

16.3 Any benefits provided by the Company to the Executive or his family which are not expressly referred to in this Agreement shall be regarded as ex gratia benefits provided at the entire discretion of the Company and shall not form part of the Executive's contract of employment.

16.4 Except as expressly provided in this Clause 16, the Executive shall be responsible for the payment of all individual taxes on all amounts paid or benefits provided to him under this Agreement. All compensation (including without limitation, salary and any severance payments) paid to the Executive shall be subject to such deductions as from time to time may be required by law or regulation or by agreement with, or consent of the Executive.

16.5 Any waiver by either party of any breach of any provision of this Agreement must be set forth in a writing signed by such party, in order for it to be effective, and no such waiver shall operate as a waiver of any subsequent breach of that provision or any breach of any other provision of this Agreement.

16.6 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

16.7 The Company will indemnify the Executive (and his legal representatives, heirs, estate or other successors) to the fullest extent permitted (including payment of expenses in advance of final disposition of any proceeding) by the laws of the jurisdiction of the incorporation of the Company as in effect at the time of the subject act or omission, or by the certificate of incorporation and by-laws of the Company as in effect at such time or on the date of this Agreement, or by the terms of any indemnification agreement between the Company and the Executive, whichever affords or afforded greatest protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company or any Associated Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company or an Associated Company maintains such an insurance policy or policies, the Executive shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for a person serving or having served in the positions and offices in which the Executive is serving or has served), against all costs, charges and expenses whatsoever incurred or sustained by him (or his legal representatives, heirs, estate or other successors) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which he (or his legal representatives, heirs, estate or other successors) may be made a party by reason of his being or having been a director, officer or employee of the Company or any Associated Company, or by reason of his serving or having served any other enterprise as a director, officer or employee at the request of the Company or any Associated Company.

17.      DEFINITIONS AND INTERPRETATION

17.1 In this Agreement unless the context otherwise requires or as otherwise defined herein the following expressions have the following meanings:

17.1.1   "Associated Company"
         Any corporation, limited liability company or other legal entity that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Company, where "control" means the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities, by contract or otherwise.

17.1.2   "Benefit Plans"

         The 401(k) plan and other pension, retirement, life insurance, medical, health, accident, disability, welfare, savings, deferred compensation or similar plans of the Company and its Associated Companies.

17.1.3   "the Board of Directors"

         The Board of Directors for the time being of the Company including any duly appointed committee thereof.

17.1.4   "the Business of the Group"

         The business of the Company and the Associated Companies as described in the Schedule hereto and such other business or businesses as the Company or any Associated Company may enter into from time to time of which the Executive is aware.

17.1.5   "Cause"

         Any of the following:

         (a) the Executive's willful and continued failure substantially to perform his duties hereunder (other than as a result of sickness, injury or other physical or mental incapacity or as a result of termination by the Executive for Good Reason); provided, however, that such failure shall constitute "Cause" only if (x) the Company delivers a written demand for substantial performance to the Executive that specifies the manner in which the Company believes the Executive has failed substantially to perform his duties hereunder and (y) the Executive shall not have corrected such failure within 10 business days after his receipt of such demand;

         (b) willful misconduct by the Executive in the performance of his duties hereunder that is demonstrably and materially injurious to the Company or any Associated Company for which he is required to perform duties hereunder;

         (c) the Executive's conviction of (or plea of nolo contendere to) a felony under the laws of the United States or any state thereof or a criminal offense under the laws of the United Kingdom or any other non-U.S. jurisdiction that would constitute a felony under the laws of the United States or of the state of Delaware (other than an offense under road traffic legislation in the United Kingdom or elsewhere for which a non-custodial penalty is imposed); or

         (d) the Executive's illegal or immoderate use or abuse of alcoholic beverages or drugs in a manner that in the reasonable opinion of the Company demonstrably and materially impairs the Executive's ability to perform his duties under this Agreement or demonstrably and materially adversely affects the Executive's or the Company's reputation with customers or in the community as a whole; provided, however, that this clause (d) shall not apply to use of prescription drugs in the manner prescribed by a physician or other duly licensed medical or health practitioner authorized to issue prescriptions for such prescription drugs.

         No action, or failure to act, shall be considered "willful" if it is done by the Executive in good faith and with the reasonable belief that his action or omission was in the best interest of the Company.

17.1.6   "Change in Control" The occurrence of any of the following:

         (a) any event pursuant to which any "Person" becomes an "Acquiring Person" (as such terms are defined in that certain Agreement dated as of October 14, 1997 between the Company and Harris Trust Company of New York as Rights Agent, as such Agreement initially entered into effect as of such date);

         (b) a merger, consolidation, exchange, combination or other transaction involving the Company and another entity (or the securities of the Company and such other entity) as a result of which the holders of all of the shares of Common Stock of the Company outstanding prior to such transaction do not hold, directly or indirectly, shares of the outstanding voting securities of, or other voting ownership interests in, the surviving, resulting or successor entity in such transaction in substantially the same proportions as those in which they held the outstanding shares of Common Stock of the Company immediately prior to such transaction;

         (c) the sale, transfer, assignment or other disposition by the Company and/or one or more Associated Companies, in one transaction or a series of transactions within any period of 18 consecutive calendar months (including, without limitation, by means of the sale of capital stock of any subsidiary or subsidiaries of the Company) of assets which account for an aggregate of 50% or more of the consolidated revenues of the Company and its subsidiaries, as determined in accordance with U.S. generally accepted accounting principles, for the fiscal year most recently ended prior to the date of such transaction (or, in the case of a series of transactions as described above, the first such transaction); provided, however, that no such transaction shall be taken into account if substantially all the proceeds thereof (whether in cash or in kind) are used after such transaction in the ongoing conduct by the Company and/or its subsidiaries of the business conducted by the Company and/or its subsidiaries prior to such transaction;

         (d)  the Company is dissolved; or

         (e) a majority of the directors of the Company are persons who were not members of the Board of Directors as of the date (the "Reference Date") which is the more recent of the date hereof and the date which is two years prior to the date on which such determination is made, unless the first election or appointment (or the first nomination for election by the Company's shareholders) of each director who was not a member of the Board of Directors on the Reference Date was approved by a vote of at least two-thirds of the Board of Directors in office prior to the time of such first election, appointment or nomination.

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
17.1.7   "THE CHIEF EXECUTIVE OFFICER"

         The Chief Executive Officer of the Company.

17.1.8   "GOOD REASON"

         The occurrence of any of the following (other than by reason of a termination of the Executive for Cause or Disability):

         (a) the position or responsibilities of the Executive are significantly reduced, (including, without limitation, by reason of the elimination of such position or the failure to elect the Executive to such position or by reason of a change in the reporting responsibilities to and of such position, or, following a Change in Control, by reason of a substantial reduction in the size of the Company or other substantial change in the character or scope of the Company's operations), or the Executive is assigned without his written consent to any duties inconsistent with his positions, duties, responsibilities and status with the Company immediately prior to such assignment;

         (b) the salary provided in Clause 3 hereof (as the same may be increased from time to time in accordance with said Clause 3) is reduced (except if such reduction occurs prior to a Change in Control and is part of an across-the-board reduction applicable to all senior level executives of the Group);

         (c) the annual incentive compensation provided for in Clause 3.2 hereof is eliminated or reduced, or, if after a Change in Control, the Executive's participation level is reduced or the manner of assessing actual performance is changed in a manner that results in the Executive earning less such compensation for a given period than he would have for the same period absent such change;

         (d) the Executive's aggregate level of benefits under the Benefit Plans is reduced, except if such reduction occurs prior to a Change in Control and is part of an across-the-board reduction in such benefits applicable to all senior level executives of the Group;

         (e) after a Change in Control, the Company fails to continue to provide the Executive with benefits and perquisites which are substantially similar in the aggregate to those to which the Executive is entitled under the Company's Benefit Plans in

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

              which the Executive was participating immediately prior to the Change in Control, or fails to provide the Executive with directors' or officers' insurance, as applicable, at least at the level maintained immediately prior to the Change in Control;


         (f) the Executive is required to change his regular work location to a location that is more than 35 miles from his regular work location prior to such change; provided, however, that the Executive may be required to change his regular work location to an office of the Company or an Associated Company located in England and such relocation shall not constitute "Good Reason" provided that the Company furnishes the Executive with the relocation benefits referred to in Clause 6.3 hereof.

         (g) the Company fails to pay the Executive any amount otherwise vested and due hereunder or under any plan or policy of the Company, or fails to comply with any other provision of or perform any of its other obligations under this Agreement; or

         (h) the Company fails to obtain from any successor and to deliver to the Executive such successor's written agreement to assume and agree to perform the Company's obligations under this Agreement.

         If the Executive delivers to the Company a Notice of Termination in connection with an event described in Clauses (a) through (g) above, the Company shall have 10 business days from the date of receipt of such notice to effect a cure of the event described therein, and upon cure thereof by the Company to the Executive's reasonable satisfaction, such event shall no longer constitute "Good Reason" for purposes of this Agreement.

17.1.9   "INTELLECTUAL PROPERTY"

         Letters patent, trademarks, trade names, service marks, designs, copyrights, utility models, design rights, applications for registration of any of the foregoing and the right to apply for them in any part of the world, inventions, drawings, computer programs, trade secrets and other nonpublic proprietary information, know-how and rights of like

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
         nature arising or subsisting anywhere in the world in relation to all of the foregoing whether registered or unregistered.

17.1.10  "IRS"

         The United States Internal Revenue Service, or any successor agency of the United States Government.

17.1.11  "GROUP"

         The Company and the Associated Companies.

17.1.12  "STOCK OPTION PLAN"

         The Walsh International Inc. and its Subsidiaries Stock Option and Restricted Stock Purchase Plan, as the same may be amended from time to time, or any employee stock option plan that replaces, supersedes or supplements such plan.

17.2 The headings in this Agreement are for convenience only and shall not affect its construction or interpretation.

17.3 Any reference in this Agreement to a statutory provision shall be deemed to include a reference to any statutory amendment, modification or re-enactment of it or to any legislation that supersedes it.

17.4 This Agreement together with the Company plans, agreements and other arrangements referred to herein contains the entire understanding between the parties and supersedes the Original Agreement and any other prior agreements, arrangements and understandings (written or oral) between the Company and the Executive relating to the employment of the Executive with the Company or any Associated Company which such agreements, arrangements and understandings shall be deemed to have been terminated by mutual consent; provided, however, that this Agreement shall not terminate any option agreement in effect as of the date hereof between the Company and the Executive (it being understood, however, that any such option agreement shall be deemed to be amended hereby to the extent provided in Clause 3.4. The Executive acknowledges that he has not entered into this Agreement in reliance on any warranty,

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
         representation or undertaking which is not contained in or specifically incorporated in this Agreement.

17.5 The various Clauses of this Agreement are severable and if any Clause or identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability shall not affect the validity or enforceability of the remaining Clauses or identifiable parts thereof in this Agreement, and the parties hereto agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this agreement, to the extent required for the purposes of the validity and enforcement hereof.

17.6 Unless the context otherwise requires, any reference in this Agreement to the employment of the Executive or the Executive's last day of active employment refers to the Executive's employment with the Company.

17.7 Unless the context otherwise requires, any reference herein to a Benefit Plan or other plan, agreement, arrangement, policy or program of the "Company," or to a benefit, payment or contribution provided or to be provided to the Executive by the "Company" shall be understood to include any Benefit Plan, plan, agreement, arrangement, policy or program of any Associated Company, or any benefit, payment or contribution provided or to be provided to the Executive by any Associated Company, respectively.

17.8 This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware, and the parties to this Agreement hereby submit to the nonexclusive jurisdiction of the federal and state courts sitting in Wilmington, Delaware.

18.      EFFECTIVENESS

18.1 The amendment and restatement of the Original Employment Agreement pursuant to and in accordance with the terms hereof shall be effective as of the date first above written. All references to the Original Agreement in agreements, instruments and other documents in existence on the date hereof shall from and after such date be deemed for all purposes to refer to this Agreement, as so amended and restated.

         IN WITNESS WHEREOF, this Agreement has been executed and delivered by an authorized representative of the Company and by the Executive as of the date first above written.

                                          WALSH INTERNATIONAL INC.

                                          By: /s/
                                              ----------------------------------
                                          Name:
                                          Title:


                                          EXECUTIVE:

                                             /s/
                                          --------------------------------------
                                          Robert Mander




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
SCHEDULE

BUSINESS OF THE GROUP

         The Business of the Group consists of the provision of electronic management systems, sales management information systems, medical professional databases and services related to those databases, including direct marketing and consulting, primarily to the pharmaceutical and healthcare industries.





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